Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Richardson Electronics, Ltd. to register an additional 750,000 shares of Common Stock that may be issued to participants under the Richardson Electronics, Ltd. 2011 Long-Term Incentive Plan, of our report dated July 25, 2014 except for note 5 and note 10, as to which the date is July 27, 2015 relating to the consolidated financial statements as of May 31, 2014 and for each of the two years in the period then ended, included in its Annual Report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

August 3, 2015